Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

FOR IMMEDIATE RELEASE	Investor Relations Contact: Joe Camp 630-754-4352
July 2, 2007

Advanced Life Sciences Announces Supplemental Efficacy Data

from First Pivotal Phase 3 Pneumonia Clinical Trial

Provides Update to Timeline for Second Pivotal Phase 3 Trial CL-05

CHICAGO, IL, July 2, 2007/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), today announced the confirmation of supplemental efficacy data from Trial CL-06, the first of two pivotal Phase 3 clinical trials designed to assess the safety and effectiveness of cethromycin, a novel once-a-day antibiotic, for the treatment of community acquired pneumonia (CAP).  The Company also provided an update to the projected timeline for announcement of top-line data from the second CAP study, Trial CL-05.

The Company is hosting a conference call and live webcast at 10:00 am (EDT) today, July 2, 2007 to discuss the available data from Trial CL-06.  On the call will be members of the Advanced Life Sciences management team along with Donald E. Low, M.D., a recognized authority in microbiology and infectious diseases.

Statistical Considerations For Non-Inferiority

For statistical analysis pursuant to the Company’s protocol and consistent with levels established in precedent FDA antibiotic drug approvals, non-inferiority at a 95% confidence interval is established when:

•                  The delta value is 10% or less on the lower bound and includes zero on the upper bound when the higher clinical cure rate of either cethromycin or Biaxin® is 90% or greater.

•                  The delta value is 15% or less on the lower bound and includes zero on the upper bound when the higher clinical cure rate of either cethromycin or Biaxin® is between 80% and 90%.

In addition, a p-value greater than 0.05 indicates that there is not a statistically significant difference between the study drug and comparator and supports non-inferiority.

The Company previously announced cethromycin’s achievement of non-inferiority in the per protocol  clinical cure rate compared to Biaxin® (clarithromycin) in CAP (cethromycin 91.5% (205/224) compared to Biaxin® 95.9% (212/221) [-9.1, +0.3] p=0.0775).  Based on the 95.9% clinical cure rate for Biaxin® being 90% or greater, a delta value of 10% or less on the lower bound and greater than zero on the upper bound [-9.1, +0.3] establishes non-inferiority.  Under this analysis, the Company met the non-inferiority endpoint of per protocol clinical cure rate.  Since p>0.05, there is not a statistically significant difference between cethromycin and Biaxin®, which supports non-inferiority.

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Supplemental Data

The Company today confirmed supplemental efficacy data with its clinical research organization and announced results in the following endpoints:

•                  Modified intent-to-treat clinical cure rate- cethromycin 82.9% (213/257) compared to Biaxin® 88.5% (224/253) [-11.9, +0.6] (p=0.0769).  Based on the 88.5% clinical cure rate for Biaxin® being between 80% and 90%, a delta value of 15% or less on the lower bound and greater than zero on the upper bound [-11.9, +0.6] establishes non-inferiority.  Under this analysis, the study met the endpoint of modified intent-to-treat clinical cure rate.  Since p>0.05, there is not a statistically significant difference between cethromycin and Biaxin®, which supports non-inferiority.

•                  Per protocol radiographic success rate- cethromycin 94.2% (211/224) compared to Biaxin® 95.9% (212/221) [-6.0, +2.5] (p=0.5130).  Based on the 95.9% clinical cure rate for Biaxin® being 90% or greater, a delta value of 10% or less on the lower bound and greater than zero on the upper bound [-6.0, +2.5] establishes non-inferiority.  Under this analysis, the study met the endpoint of per protocol radiographic success rate.  Since p>0.05, there is not a statistically significant difference between cethromycin and Biaxin®, which supports non-inferiority.

•                  Modified intent-to-treat radiographic success rate- cethromycin 88.3% (227/257) compared to Biaxin® 91.7% (232/253) [-8.8, +2.0] (p=0.2383).  Based on the 91.7% clinical cure rate for Biaxin® being 90% or greater, a delta value of 10% or less on the lower bound and greater than zero on the upper bound [-8.8, +2.0] establishes non-inferiority.  Under this analysis, the study met the endpoint of modified intent-to-treat radiographic success rate.  Since p>0.05, there is not a statistically significant difference between cethromycin and Biaxin®, which supports non-inferiority.

•                  Bacteriological cure rate- cethromycin 89.1% (57/64) compared to Biaxin® 96.8% (61/63).  The bacteriologically evaluable population for each arm of the trial was not powered to demonstrate statistical non-inferiority at a 95% confidence interval.

•                  Percent of bacteriologically evaluable patients- approximately 28% of subjects in the per protocol population were bacteriologically evaluable.  The Company believes that this percentage of bacteriologically evaluable patients is in-line with rates observed in precedent successful antibiotic drug approvals and will add to its overall bacteriologically evaluable patient database.

•                  Discontinuation rate- from the modified intent-to-treat population, discontinuation rate due to adverse events was 1.6% for cethromycin and 2.8% for Biaxin®.  Total discontinuation rate (due to adverse events, clinical failure, exclusion criteria and withdrawal of consent) was 7.0% for cethromycin and 7.9% for Biaxin®. Both cethromycin and Biaxin® were well tolerated with discontinuation rates similar to those observed in prior clinical trials.

Cethromycin was evaluated using a 300 mg once-daily dosing regimen compared to 250 mg twice-daily dosing for Biaxin®, both over a seven-day course of therapy.  The clinical cure rates in the modified intent to treat population and the per protocol population observed in this trial with cethromycin were in line with cethromycin phase 2 results and with clinical cure rates observed with currently marketed antibiotics.

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“We are pleased with the positive supplemental results achieved in our other endpoints in Trial CL-06,” said Dr. Michael T. Flavin, chief executive officer.  “This successful trial will be a key part of our NDA submission.”

As reported in the Company’s June 21 press release, cethromycin demonstrated an improved safety profile when compared with the results seen in its previous clinical trials. Additionally, the incidence of adverse events was not statistically different between cethromycin and Biaxin®. The most common adverse events reported in patients receiving cethromycin were mild-to-moderate diarrhea (cethromycin 5.0%, Biaxin® 4.6%), headache (cethromycin 3.1%, Biaxin® 6.5%), nausea (cethromycin 2.7%, Biaxin® 3.8%), vomiting (cethromycin 2.7%, Biaxin® 1.5%), abdominal pain (cethromycin 1.5%, Biaxin® 3.1%) and taste disturbance (cethromycin 11.1%, Biaxin® 6.2%). No drug-related serious adverse events were observed in any study subject. Liver function tests and electrocardiogram monitoring demonstrated no significant differences between subjects receiving cethromycin and subjects receiving Biaxin®, consistent with the hepatic and cardiac side effect profile reported in cethromycin’s previous clinical trials.

Cethromycin is not approved as a treatment for CAP, and data from this analysis have not been reviewed by the FDA.

Update to Trial CL-05 Timeline

The Company also updated the projected timeline for the announcement of top-line data from the second pivotal Phase 3 CAP study, Trial CL-05.  The Company expects to release top-line data from the second study, Trial CL-05, in September 2007.  Due to slower enrollment compared with the first study, Trial CL-06, and resources being focused on the completion and data reporting on Trial CL-06, significant time will be required before data from Trial CL-05 becomes known, analyzed and reported.  The Company will have an update on this timeline during its earnings conference call currently scheduled for August 9, 2007.

Conference Call Details:

The conference call will be webcast simultaneously over the Internet.  Please visit the Investor Relations section of the Advanced Life Sciences corporate website www.advancedlifesciences.com.  Alternatively, callers may participate in the conference call by dialing 800-561-2601(domestic) or 617-614-3518 (international).  The passcode for the conference call is 84510433.  A replay of the conference call will be available until August 2, 2007.  Callers may access the telephone replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 90055877.

About Donald E. Low, M.D.

Dr. Low, a fellow of the Royal College of Physicians and Surgeons of Canada, completed his undergraduate training and postgraduate training in medicine and infectious diseases at the University of Manitoba and his training in Medical Microbiology at the University of Toronto. He is a Fellow of the American Academy of Microbiology and a member of the Association of American Physicians.

Dr. Low’s primary research interests are in the study of the epidemiology and the mechanisms of antimicrobial resistance in community and hospital pathogens. Other research interests include the epidemiology, pathogenesis and treatment of streptococcal diseases.  His group is recognized internationally for their Canadian population-based surveillance programs for the study of antimicrobial resistance and infectious diseases.

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A recognized authority in microbiology and infectious diseases, Dr. Low has published more than 300 papers in peer-reviewed journals.

Dr. Low is Head of the Department of Microbiology at the Toronto Medical Laboratories and Mount Sinai Hospital. He is also Medical Director, Ontario Public Health Laboratories, Ministry of Health and Long-Term Care.  He is a Professor at the University of Toronto in the Department of Laboratory Medicine and Pathobiology and Department of Medicine. He is currently Head of the Division of Microbiology in the Department of Laboratory Medicine and Pathobiology.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The Company’s lead candidate, cethromycin, is a novel once-a-day antibiotic in late-stage clinical development for the treatment of respiratory tract infections including CAP.  For more information, please visit us on the web at www.advancedlifesciences.com.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, clinical trials, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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